UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 27, 2005

Commission file number 1-11625

Pentair, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	41-0907434
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification number)

5500 Wayzata Blvd, Suite 800, Golden Valley, Minnesota	55416
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (763) 545-1730

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

Effective April 27, 2005, Pentair, Inc. (“the Company”) added Jack J. Dempsey, Senior Vice President of Operations and Technology, and Charles M. Brown, President and Chief Operating Officer of Pentair Water Group’s Pump and Pool Operations, to its existing Key Executive Employment Agreement (“KEESA”) in the form previously approved by its Board of Directors and incorporated by reference to Exhibit 10.13 in the Company’s 2004 Annual Report on Form 10-K.

The KEESA provides for contingent benefits in the event of a change in control of the Company (except in certain limited circumstances). Such benefits include:

a.	bonus awards for the year in question to be made under the Company’s Management Incentive Plan;

b.	immediate vesting of all unvested stock options, termination of all restrictions on shares issued under the Omnibus Stock Incentive Plan, and payment for incentive compensation units and performance units without regard to the plan’s forfeiture provisions;

c.	reimbursement of any excise taxes triggered by payments to the executive;

d.	the cost of an executive search agency;

e.	short-term replacement coverage for Company-provided group medical, dental and life insurance policies;

f.	amount of non-vested benefits under any of the Company’s tax-qualified deferred compensation plans;

g.	the accelerated accrual and vesting of benefits under the Company’s Supplemental Executive Retirement Plan (for those executives who have been made participants of such plan); and

h.	severance pay equal to 250% of annual compensation for terminated employees; guaranteed salary, benefit and bonus levels for continuing employees for up to a three-year period.

Each of these agreements also requires the executive to devote his best efforts to the Company or its successor during the three-year period, to maintain the confidentiality of Company information during and following employment and to refrain from competitive activities for a period of one year following termination of employment with the Company or its successor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on April 27, 2005.

PENTAIR, INC.
Registrant

By	/s/ David D. Harrison
David D. Harrison
Executive Vice President and Chief Financial Officer
(Chief Accounting Officer)